Exhibit 99.1

FOR IMMEDIATE RELEASE	NR14-14

Dynegy Prices $5.1 Billion Unsecured Notes Offerings

HOUSTON (October 10, 2014) — Dynegy Inc. (NYSE:DYN), through its wholly-owned subsidiaries, Dynegy Finance I, Inc. (the Duke Escrow Issuer) and Dynegy Finance II, Inc. (the EquiPower Escrow Issuer), has priced:

•                  $2.1 billion in aggregate principal amount of units due 2019, consisting of $840 million in aggregate principal amount of 6.75% Senior Notes due 2019 issued by the Duke Escrow Issuer and $1,260 million in aggregate principal amount of 6.75% Senior Notes due 2019 issued by the EquiPower Escrow Issuer;

•                  $1.75 billion in aggregate principal amount of units due 2022, consisting of $700 million in aggregate principal amount of 7.375% Senior Notes due 2022 issued by the Duke Escrow Issuer and $1,050 million in aggregate principal amount of 7.375% Senior Notes due 2022 issued by the EquiPower Escrow Issuer; and

•                  $1.25 billion in aggregate principal amount of units due 2024, consisting of $500 million in aggregate principal amount of 7.625% Senior Notes due 2024 issued by the Duke Escrow Issuer and $750 million in aggregate principal amount of 7.625% Senior Notes due 2024 issued by the EquiPower Escrow Issuer.

The gross proceeds from the offerings, less initial purchasers’ discounts and expenses, will be placed into escrow pending the consummation of Dynegy’s previously announced acquisitions of ownership interests in certain Midwest generation assets from Duke Energy Corporation (the Duke Midwest Assets Acquisition) and EquiPower Resources Corp and Brayton Point Holdings, LLC from Energy Capital Partners (the EquiPower Acquisition). Upon consummation of the acquisitions and certain other conditions, Dynegy intends to use the net proceeds from the offerings to pay a portion of the cash consideration in the Duke Midwest Assets Acquisition and the EquiPower Acquisition and to pay related fees and expenses. The offerings are expected to close into escrow on October 27, 2014.

The units and notes will not be registered under the Securities Act of 1933, as amended (the Securities Act), and may not be offered or sold in the United States without registration under the Securities Act or pursuant to an applicable exemption from such registration.

The units and notes are being offered in private placement transactions to qualified institutional buyers in accordance with Rule 144A under the Securities Act and outside the United States in accordance with Regulation S under the Securities Act. The units and notes have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release does not constitute an offer to sell, or a solicitation of an offer to buy, any security, nor shall there be any sale of any security in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

ABOUT DYNEGY

Dynegy’s subsidiaries produce and sell electric energy, capacity and ancillary services in key U.S. markets. The Dynegy Power, LLC power generation portfolio consists of approximately 6,078 megawatts of primarily natural gas-fired intermediate and peaking power generation facilities. The Dynegy Midwest Generation, LLC portfolio consists of approximately 2,980 megawatts of primarily coal-fired baseload power plants. The Illinois Power Holdings, LLC portfolio consists of approximately 4,062 megawatts of primarily coal-fired baseload power plants. Homefield Energy and Dynegy Energy Services are retail electricity providers serving businesses and residents in Illinois.

This press release contains statements reflecting assumptions, expectations, projections, intentions or beliefs about future events that are intended as “forward-looking statements,” particularly those statements concerning expectations regarding the use of proceeds from the offerings. Discussion of risks and uncertainties that could cause actual results to differ materially from current projections, forecasts, estimates and expectations of Dynegy is contained in Dynegy’s filings with the Securities and Exchange Commission (the “SEC”). Specifically, Dynegy makes reference to, and incorporates herein by reference, the sections entitled “Risk Factors” filed as Exhibit 99.2 to our Current Report on Form 8-K, filed October 6, 2014, in its Annual Report on Form 10-K for the year ended December 31, 2013 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2014. Any or all of Dynegy’s forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks, uncertainties and other factors, many of which are beyond Dynegy’s control.

Dynegy Inc. Contacts: Media: Katy Sullivan, 713.767.5800; Analysts: 713.507.6466